EXHIBIT 3.1a

AMENDMENT TO

ARTICLES OF INCORPORATION

OF

FELLON-MCCORD ASSOCIATES, INC.

          Andrew R. Fellon, President, and John McCord, Secretary of FELLON-MCCORD ASSOCIATES, INC., a Kentucky corporation, with its principal office located in Louisville, Kentucky, do hereby certify that at a duly called meeting of the Board of Directors, a resolution setting forth the proposed amendment to the Articles of Incorporation as set forth herein, was unanimously passed, directing that said amendment be submitted to a vote of a meeting of the Shareholders and that subsequent thereto, a meeting of the holders of all of the shares of the Corporation entitled to vote on the proposed amendment to the Articles of Incorporation, as contained in the following resolution, was duly called upon the specific purpose and held on September 29, 1992, at which time all Shareholders were present in person, and that by unanimous vote of the holders of the shares entitled to exercise the majority of the voting power of the Corporation on such proposal, namely, all of such shares, the following resolution was adopted to amend the Articles of Incorporation:

          Article 2. of the Articles of Incorporation of FELLON-MCCORD

          ASSOCIATES, INC., hereinafter referred to as "the Corporation"

          is amended to read as follows:

          The aggregate number of shares which the Corporation shall have authority to issue is ten thousand (10,000) shares, all of which are common stock without par value, and having voting power to the extent of one (1) vote for each share of stock.

          IN WITNESS WHEREOF, said Andrew F. Fellon, President, and John McCord, Secretary of FELLON-MCCORD ASSOCIATES, INC., acting for and on behalf of said Corporation, have hereunto subscribed their names this 29th day of September, 1992.

                                                                      FELLON-MCCORD ASSOCIATES, INC.

                                                                       BY: /s/ Andrew R. Fellon

                                                                               Andrew R. Fellon,

                                                                               President

                                                                       BY: /s/ John McCord

                                                                               John McCord,

                                                                               Secretary

COMMONWEALTH OF KENTUCKY   )

                                                                   ) SS

COUNTY OF JEFFERSON                      )

          I, VICTOR L. BALTZELL, JR., Notary Public, do hereby certify that on this the 29th day of September, 1992, personally appeared before me ANDREW R. FELLON and JOHN MCCORD, who being by me first duly sworn, declare that they are the President and Secretary, respectively, of FELLON-MCCORD ASSOCIATES, INC., they signed the foregoing document as President and Secretary of the Corporation, and that the statements contained therein are true.
          My commission expires: June 11, 1995.

                                                        /s/ Victor L. Baltzell, Jr.

                                                        NOTARY PUBLIC STATE AT LARGE

THIS INSTRUMENT PREPARED BY:

/s/ Victor L. Baltzell, Jr.

VICTOR L. BALTZELL, JR.

MOSLEY, CLARE AND TOWNES

Fifth Floor, Hart Block Building

730 West Main Street

Louisville, KY 40202

Phone: 502-583-7400